Contact: William Schmitt, QMed, Inc. – 732-544-5544 x1112

QMed, Inc. Announces $750,000 in Financing and Settlement with DAKOTACARE

Eatontown, New Jersey, March 20, 2008 – QMed, Inc., (NASDAQ Symbol: QMED) today announced that in order to have time to continue to pursue a strategic alternative and to satisfy its need for working capital in the immediate future, the Company has entered into an agreement with Michael Cox, former CEO of QMed, John Gargana, a former director of QMed and Barry Levine, to receive up to $750,000 in working capital for the Company. The financing is structured to provide $375,000 to the Company at closing, with an additional $375,000 to be deposited into an escrow account, which could be released at the Company’s request, in two stages, upon achieving certain milestones in connection with the possible sale of the Company or its assets, within certain specified time frames. Either the Company, on reaching the milestones, or such investors, may require the release of such funds to the Company. The loan proceeds plus interest, together with up to $620,000 in severance obligations owed to Mr. Cox (as to which he has agreed to forbear, as noted below), will be secured by substantially all assets of the Company, other than securities and other investment property. As noted above, Mr. Cox has agreed to forbear on his severance obligations of up to $620,000, until the earlier of January 15, 2009 and the closing of either an asset or stock sale.

At the closing of this financing, the Company will issue to the Investors warrants to acquire up to 19.9% of the Company’s common stock at an exercise price of $.001 per share; of which, warrants to purchase up to 9.95% of the Company’s common stock will immediately be exercisable, with the balance becoming exercisable in proportion to the remaining proceeds in the escrow being released to the Company. The investors will be entitled, in the case of a sale or exchange of all or, under certain circumstances, a majority of the outstanding shares, or an issuance of new shares constituting a majority of the outstanding shares, or a sale of all or substantially all of the Company’s assets, to receive, either from the Company or by virtue of the transaction itself, the consideration payable in connection with the transaction on the shares underlying their warrants, or if no consideration is payable with respect to the shares in the transaction (such as in a new issuance of shares or in certain asset sale transactions), the market value of the shares after giving effect to the transaction, in each case net of the exercise price of the warrants. Pursuant to the transaction, the Investors have the right to have two observers present at Board Meetings.

The staff at Nasdaq has informed the Company orally that they are of the opinion that, as Mr. Gargana was a director of QMed (Mr. Gargana resigned as a director on March 18, 2008), this transaction would violate a NASDAQ rule unless shareholder approval were obtained, because the issuance of warrants in the transaction may be deemed compensation. Because of QMed’s need for working capital, and

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because the Company is already in receipt of delisting letters from NASDAQ, QMed has decided to proceed with the transaction without seeking shareholder approval. As a result, the Company’s shares may be delisted by Nasdaq. The Company has not yet determined whether it will appeal Nasdaq’s or its staff’s determination.

This transaction does not involve the assets or operations of QMedCare of New Jersey, Inc., and its HMO operations. The Company and QMedCare of New Jersey, Inc. continue to work with the New Jersey Department of Banking and Insurance on the orderly wind down of operations of the New Jersey HMO.

In an unrelated matter, the Company’s LakeShore Captive Insurance subsidiary received approval from the South Carolina Department of Insurance to enter into and conclude a settlement with DAKOTACARE, resolving all potential claims and liabilities to DAKOTACARE, including those related to the South Dakota Special Needs Plan in which not only LakeShore, but also QMed and certain QMed subsidiaries, including QMedCare Dakota LLC and QMedCare, Inc., had been involved. The settlement involves a payment of $750,000 to DAKOTACARE, and the release by DAKOTACARE of claims against LakeShore, as well as any claims against the Company and its subsidiaries. The Company anticipates that, with this settlement and certain additional steps, it will wind down the businesses of the subsidiaries involved in the South Dakota project, specifically, QMedCare Dakota LLC, LakeShore and QMedCare, Inc.

LakeShore, the Company’s captive insurance subsidiary, currently has approximately $794,000, of which, LakeShore is in the process of obtaining releases to fund this settlement obligation as well as certain costs associated with the dissolution of this subsidiary. As a result of this settlement, the Company will record in the fourth quarter of 2007, a non-cash reversal in connection with previously recorded liabilities of approximately $7.4 million, primarily related to its incurred but not reported medical expenses. Additionally, since the Company is discontinuing its Special Needs Insurance activities, it will record a charge in the fourth quarter of 2007 totaling approximately $900,000 related to the write-down of impaired assets.

“We are pleased that this matter has been resolved,” said Jane Murray, QMed’s Chief Executive Officer.

“With the Investors’ investment, and the settlement of the South Dakota related liabilities, QMed will continue to pursue strategic alternatives with its advisors while remaining singularly focused on its core disease management and health informatics business,” said Jane Murray, QMed’s Chief Executive Officer.

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About QMed, Inc.

QMed has developed evidence-based clinical information management systems for use by health plan customers. The QMed systems incorporate Disease Management services to patients and decision support to physicians. The Company’s subsidiaries have specialized in serving high-risk populations of Medicare beneficiaries.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of business and operational conditions, competitive product introductions, acceptance and pricing, and those risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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